Exhibit 10.7

                           EXCLUSIVE LICENSE AGREEMENT

This Exclusive License Agreement (hereinafter called "Agreement"), to be effective as of the 16th day of April, 2004 (hereinafter called "Agreement Date"), is made by and between Haynes Enterprises("HAYNES ENTERPRISES" or "Licensor"), a corporation located in Pacifica, California that provides various lighting technologies and related services and Redox Technology Corp. ("LICENSEE") a Delaware, U.S. corporation with its principal place of business located in Alameda, California, this 16th day of ("Effective Date") April 2004.

WITNESSETH:

WHEREAS, HAYNES ENTERPRISES is the owner of the Subject Technology as defined below; and

WHEREAS, HAYNES ENTERPRISES is willing to grant a royalty bearing, limited exclusive license to the Subject Technology to LICENSEE on the terms set forth herein; and

WHEREAS, LICENSEE desires to obtain said exclusive license under the Subject Technology.

WHEREAS, HAYNES ENTERPRISES and Licensee wish to reserve the right to amend this Agreement within 90 days of its execution to make adjustments to minimum thresholds, royalty percentages, territory, etc.

NOW, THEREFORE, for and in consideration of the promises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereto expressly agree as follows:

                          1. DEFINITIONS AS USED HEREIN

1.1 The term "Subject Technology" shall mean all lighting, computer and other technology, software, know-how, methods, documents, materials, tests, all improvements thereto, and all confidential information related to the product line which was developed by HAYNES ENTERPRISES. The term "Subject Technology" shall also includes pending U.S. Patent Applications, if any, together with all applications for patent or like protection on said invention and all patents or like protection that may in the future be granted on said invention whether in the United States of America or any other country and all substitutions for and divisions, continuations, continuations in part, renewals, reissues, extensions and the like on said applications and patents.

1.2 The term "Licensed Product(s)" shall mean all products that incorporate, utilize or are made with the use of the Subject Technology.


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1.3 The term "Territory" shall initially mean the United States, which Territory is subject to modification upon the Amendment of this Agreement.

1.4 The term "Net Sales" shall mean the gross amount of monies or cash equivalent of other consideration which is paid by unrelated third parties to LICENSEE for the Licensed Products by sale or other mode of transfer, less all trade, quantity and cash discounts actually allowed, credits, and allowances actually granted on account of rejections, returns or billing errors, duties, transportation and insurance, taxes and other governmental charges actually paid. The term "Net Sales" in the case of non-cash sales, shall mean all equivalent or other consideration received by LICENSEE for the Licensed Products.

1.5 The term "Affiliates" shall mean any corporation, partnership, joint venture or other entity of which the common stock or other equity ownership thereof is twenty five percent (25%) or more owned by LICENSEE.

1.6 The term "the Parties" shall mean LICENSEE and HAYNES ENTERPRISES.

1.7 The term "SUBLICENSING REVENUE" shall mean all cash, sublicensing fees, royalties and all other payments and the cash equivalent thereof paid to LICENSEE by sublicensees of LICENSEE of its rights hereunder.

                               2. GRANT OF LICENSE

2.1 HAYNES ENTERPRISES hereby grants to LICENSEE an exclusive, right and license under the Subject Technology to make, use, market, sell and offer for sale Licensed Products in the Territory to be defined by the parties

2.2 HAYNES ENTERPRISES shall at all times retain the right to:

      (i) use the Subject Technology for its own marketing in defined geographic regions.

      (ii) grant any non-exclusive license to the Subject Technology that HAYNES ENTERPRISES is required by law or regulation to grant to the United States of America or to a foreign state pursuant to an existing or future treaty with the United States of America; and

      (iii) grant non-exclusive licenses and other rights to the Subject Technology to third parties, whether such be commercial entities, academic institutions or other persons.

      2.3 LICENSEE shall not have the right to use the Licensed Products for any purpose other than to distribute, market, License and support the Licensed Products in the Territory in accordance with this Agreement. Distributor/Licensee agrees not to distribute, market, License, support or otherwise deal with the Licensed Products outside the Territory, and to promptly refer to HAYNES ENTERPRISES any inquiry or other communication from or about potential customers outside the Territory for any products of HAYNES ENTERPRISES.


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3. MARKETING EFFORTS

LICENSEE shall use reasonable efforts, as defined herein, to effect assiduously the introduction of Licensed Products into the commercial market as soon as practicable, marketing the Licensed Products with the same diligence as LICENSEE employs for comparable products marketed by LICENSEE.

                             4. PAYMENTS AND REPORTS

4.1 As consideration for the rights conveyed by HAYNES ENTERPRISES under this Agreement, LICENSEE shall pay HAYNES ENTERPRISES a license fee of $25,000 within 90 days of the execution of this agreement, plus 2,000,000 shares of the Common Stock of LICENSEE issuable upon execution of this Agreement.

4.2 In addition to the foregoing license execution fee, LICENSEE shall pay HAYNES ENTERPRISES a running royalty of two and a half percent (2.5%) of Net Sales. Such running royalties shall be payable as provided in Paragraph 4.5.

4.3 In the event that the running royalties paid on Net Sales in any calendar year do not reach the minimum amount set out below for such year, LICENSEE shall pay an additional amount with the payment due for the period ending December 31 of such year, so that the total amount paid for such year shall reach such minimum amount:

Year One                   $100,000
Year Two                   $250,000
Year Three                 $500,000
Year Four                  $750,000
Year Five and after        $1,000,000

4.4 In addition to the foregoing fees and running royalties, LICENSEE agrees to pay to HAYNES ENTERPRISES as royalties hereunder, five percent (5%) of all SUBLICENSING REVENUE.

4.5 Payment of the royalties specified in Paragraph 4.2 and Paragraph 4.3 shall be made by LICENSEE to HAYNES ENTERPRISES within thirty (30) days after March 31, June 30, September 30 and December 31 of each year during the term of this Agreement covering the quantity of Licensed Products sold by LICENSEE during the preceding calendar quarter. After termination or expiration of this Agreement, a final payment shall be made by LICENSEE covering the whole or partial calendar quarter. Each quarterly payment shall be accompanied by a written statement of Net Sales of Licensed Products by LICENSEE during such calendar quarter. Such written statements shall be duly signed by an authorized signatory of LICENSEE on behalf of LICENSEE and shall show the Net Sales of Licensed Products by LICENSEE during such calendar quarter and the amount of royalties payable under this Agreement based thereon.

4.6 Should LICENSEE fail to make any payment whatsoever due and payable to HAYNES ENTERPRISES hereunder, HAYNES ENTERPRISES may, at its sole option, terminate this Agreement as provided in Paragraph 7.2.

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4.7 All payments due hereunder are expressed in and shall be paid by check payable in United States of America currency, without deduction of exchange, collection or other charges, to HAYNES ENTERPRISES, or to the account of HAYNES ENTERPRISES at such other bank as HAYNES ENTERPRISES may from time to time designate by notice to LICENSEE.

4.8 In the event that any payment due hereunder is not made when due, the payment shall accrue interest beginning on the tenth day following the due date thereof, calculated at the annual rate of the sum of (a) two percent (2%) plus
(b) the prime interest rate quoted by The Wall Street Journal on the date said payment is due, the interest being compounded on the last day of each calendar quarter, provided, however, that in no event shall said annual interest rate exceed the maximum legal interest rate for corporations. Each such royalty payment when made shall be accompanied by all interest so accrued. Said interest and the payment and acceptance thereof shall not negate or waive the right of HAYNES ENTERPRISES to seek any other remedy, legal or equitable, to which it may be entitled because of the delinquency of any payment.

                            5.RECORDS AND INSPECTION

LICENSEE shall maintain or cause to be maintained a true and correct set of records pertaining to the Net Sales of Licensed Products by LICENSEE under this Agreement. During the term of this Agreement and for a period of two (2) years thereafter, LICENSEE agrees to permit an accountant selected and paid by HAYNES ENTERPRISES and reasonably acceptable to LICENSEE to have access during ordinary business hours to such records as are maintained by LICENSEE as may be necessary, in the opinion of such accountant, to determine the correctness of any report and/or payment made under this Agreement. In the event that the audit reveals an underpayment of royalty by more than five percent (5%), the cost of the audit shall be paid by LICENSEE. If the underpayment is less than five percent (5%) but more than two percent (2%), LICENSEE and HAYNES ENTERPRISES shall each pay fifty percent (50%) of the cost of the independent audit. Such accountant shall maintain in confidence, and shall not disclose to HAYNES ENTERPRISES, any information concerning LICENSEE or its operations or properties other than information directly relating to the correctness of such reports and payments.

                                 6. SUBLICENSES

All sublicenses granted by LICENSEE of its rights hereunder shall be subject to the terms of this License Agreement and shall provide for the payment of royalties hereunder at least to the levels specified for payments by LICENSEE to HAYNES ENTERPRISES in Paragraph 4.2 hereof. LICENSEE shall obtain prior written approval from HAYNES ENTERPRISES, which shall not be unreasonably withheld, prior to entering into any sublicensing agreement. LICENSEE shall be responsible for its sublicensees and shall not grant any rights which are inconsistent with the rights granted to and obligations of LICENSEE hereunder. Any act or omission of a sublicensee which would be a breach of this License Agreement if performed by LICENSEE shall be deemed to be a breach by LICENSEE of this License Agreement. Each sublicense agreement granted by LICENSEE shall include an audit right by HAYNES ENTERPRISES of the same scope as provided in Paragraph 5 hereof with respect to LICENSEE. No such sublicense agreement shall contain any provision which would cause it to extend beyond the term of this License Agreement. LICENSEE shall give HAYNES ENTERPRISES prompt notification of the identify and address of each sublicensee with whom it concludes a sublicense agreement and shall supply HAYNES ENTERPRISES with a copy of each such sublicense agreement.

                           7. PATENTS AND INFRINGEMENT

7.1 After the Agreement Date, LICENSEE agrees to pay all costs, incident to the United States and foreign applications, patents and like protection, including all costs incurred for filing, prosecution, issuance and maintenance fees as well as any costs incurred in filling continuations, continuations-in-part, divisionals or related applications and any re-examination or reissue proceedings.

7.2 In the event that LICENSEE decides not to continue prosecution of a patent application to issuance or maintain any United States or foreign patent application or patent on technology within the Patent Rights, LICENSEE shall timely notify HAYNES ENTERPRISES in writing in order that HAYNES ENTERPRISES may file United States and said foreign applications and continue said prosecution or maintenance of such patent applications at its own expense. LICENSEE's right under this Agreement to practice the invention under this patent shall immediately terminate upon HAYNES ENTERPRISES's assuming said costs. If LICENSEE fails to notify HAYNES ENTERPRISES in sufficient time for HAYNES ENTERPRISES to assume the cost, LICENSEE shall be considered in default of this Agreement.

7.3 LICENSEE agrees to keep HAYNES ENTERPRISES fully informed, at LICENSEE's expense, of prosecutions pursuant to this Section 7 including submitting to HAYNES ENTERPRISES copies of all official actions and responses thereto; provided, however, HAYNES ENTERPRISES shall be responsible for any of its expenses including attorney's fees that HAYNES ENTERPRISES incurs in reviewing and commenting on the information HAYNES ENTERPRISES received from the LICENSEE. LICENSEE shall consult HAYNES ENTERPRISES regarding any abandonment of the prosecution of the patents.

7.4 HAYNES ENTERPRISES agrees to reasonably cooperate with LICENSEE to whatever extent is reasonably necessary to procure patent protection of any rights, including fully agreeing to execute any and all documents to provide LICENSEE the full benefit of the licenses granted herein.

7.5 Each Party shall promptly inform the other of any suspected infringement of any claims in the Patent Rights or misuse, misappropriation, theft or breach of confidence of other proprietary rights in the Subject Technology by a third party, and with respect to such activities as are suspected, LICENSEE shall have the right, but not the obligation, to institute an action for infringement, misuse, misappropriation, theft or breach of confidence of the proprietary rights against such third party. If LICENSEE fails to bring such an action or proceeding within a period of three (3) months after receiving notice or otherwise having knowledge of such infringement, then HAYNES ENTERPRISES shall have the right, but not the obligation, to prosecute at its own expense any such claim. Should either HAYNES ENTERPRISES or LICENSEE commence suit under the provisions of this Paragraph 7.5 and thereafter elect to abandon the same, it shall give timely notice to the other Party who may, if it so desires, continue prosecution of such action or proceeding. All recoveries, whether by judgment, award, decree or settlement, from infringement or misuse of Subject Technology shall be apportioned as follows: the Party bringing the action or proceeding shall first recover an amount equal to two (2) times the costs and expenses incurred by such Party directly related to the prosecution of such action or proceeding and the remainder shall be divided equally between LICENSEE and HAYNES ENTERPRISES.

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7.6 Neither HAYNES ENTERPRISES nor LICENSEE shall settle any action covered by
Paragraph 7.5 without first obtaining the consent of the other Party, which consent will not be unreasonably withheld.

7.7 HAYNES ENTERPRISES shall not be liable for any losses incurred as the result of an action for infringement brought against LICENSEE as the result of LICENSEE's exercise of any right granted under this Agreement. The decision to defend or not defend shall be in LICENSEE's sole discretion.

                             8. TERM AND TERMINATION

8.1 Unless earlier terminated as hereinafter provided, this Agreement shall extend for the life of the last to expire patent issued on the Subject Technology and shall then expire automatically, or if no patent issues on the Subject Technology, this Agreement shall continue in full force and effect for a period of ten (10) years from the first commercial sale of Licensed Products by LICENSEE. After such expiration, LICENSEE shall have a perpetual, royalty-free license to the Subject Technology.

8.2 In the event of default or failure by LICENSEE to perform any of the terms, covenants or provisions of this Agreement, LICENSEE shall have thirty (30) days after the giving of written notice of such default by HAYNES ENTERPRISES to correct such default. If such default is not corrected within the said thirty
(30) day period, HAYNES ENTERPRISES shall have the right, at its option, to cancel and terminate this Agreement. The failure of HAYNES ENTERPRISES to exercise such right of termination for non-payment of royalties or otherwise shall not be deemed to be a waiver of any right HAYNES ENTERPRISES might have, nor shall such failure preclude HAYNES ENTERPRISES from exercising or enforcing said right upon any subsequent failure by LICENSEE.

8.3 HAYNES ENTERPRISES shall have the right, at its option, to cancel and terminate this Agreement in the event that LICENSEE shall (i) become involved in insolvency, dissolution, bankruptcy or receivership proceedings affecting the operation of its business or (ii) make an assignment of all or substantially all of its assets for the benefit of creditors, or in the event that (iii) a receiver or trustee is appointed for LICENSEE and LICENSEE shall, after the expiration of thirty (30) days following any of the events enumerated above, have been unable to secure a dismissal, stay or other suspension of such proceedings. In the event of termination of this Agreement all rights to the Subject Technology shall revert to HAYNES ENTERPRISES.

8.4 At the date of any termination of this Agreement pursuant to Paragraph 8.2 hereof for breach by LICENSEE, or pursuant to Paragraph 8.3 hereof, as of the receipt by LICENSEE of notice of such termination, LICENSEE shall immediately cease using any of the Subject Technology and return all copies of the same to HAYNES ENTERPRISES; provided, however, that LICENSEE may dispose of any Licensed Products actually in the possession of LICENSEE prior to the Agreement Date of termination, subject to LICENSEE's paying to HAYNES ENTERPRISES running royalties in accordance with Paragraph 4.2 with respect thereto and otherwise complying with the terms of this Agreement.

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8.5 No termination of this Agreement shall constitute a termination or a waiver of any rights of either Party against the other Party accruing at or prior to the time of such termination. The obligations of Sections 5 and 13 shall survive termination of this Agreement.

                                9. ASSIGNABILITY

This Agreement shall be binding upon and shall inure to the benefit of HAYNES ENTERPRISES and its assigns and successors in interest, and shall be binding upon and shall inure to the benefit of LICENSEE and the successor to all or substantially all of its assets or business to which this Agreement relates, but shall not otherwise be assignable or assigned by LICENSEE without prior written approval by HAYNES ENTERPRISES being first obtained, which approval shall not be unreasonably withheld.

                           10. GOVERNMENTAL COMPLIANCE

         LICENSEE shall at all times during the term of this Agreement and for so long as it shall sell Licensed Products comply and cause its sublicensees to comply with all laws that may control the import, export, manufacture, use, sale, marketing, distribution and other commercial exploitation of Licensed Products or any other activity undertaken pursuant to this Agreement.

                                11. GOVERNING LAW

         This Agreement shall be deemed to be subject to, and have been made under, and shall be construed and interpreted in accordance with the laws of the State of Delaware and the US Federal Laws. This Agreement is expressly acknowledged to be subject to all federal laws including but not limited to the Export Administration Act of the United States of America. No conflict-of-laws rule or law that might refer such construction and interpretation to the laws of another state, republic, or country shall be considered.

         This Agreement is performable in part in Alameda County, California, and the Parties mutually agree that personal jurisdiction and venue shall be proper in the state and federal courts situated in Alameda County, California, and agree that any litigated dispute will be conducted solely in such courts.

                                  12. ADDRESSES

Any payment, notice or other communication pursuant to this Agreement shall be sufficiently made or given on the date of mailing if sent to such Party by first class mail, postage prepaid, addressed to it at its address below or as it shall designate by written notice given to the other Party:

In the case of HAYNES ENTERPRISES with a copy to:

NAME         Brian Haynes
TITLE        President
ADDRESS      900 Palmetto Avenue, Pacifica, California 94044

In the case of LICENSEE: With a copy to:

NAME         James Schuler
TITLE        President and Chairman of the Board
ADDRESS      1141 Harbor Bay Parkway, Suite 203
             Alameda, California 94502

                            13. ADDITIONAL PROVISIONS

13.1 Use of the HAYNES ENTERPRISES Name. LICENSEE agrees that it may not use in any way the name HAYNES ENTERPRISES or any logotypes or symbols associated with HAYNES ENTERPRISES or the names of any of the scientists or other researchers at HAYNES ENTERPRISES without the prior written consent of HAYNES ENTERPRISES.

13.2 Confidentiality. LICENSEE agrees to maintain the Subject Technology in confidence, and to use the same only in accordance with this Agreement. Such obligation of confidentiality shall not apply to information which LICENSEE can demonstrate: (i) was at the time of disclosure in the public domain; (ii) has come into the public domain after disclosure through no fault of LICENSEE; (iii) was known to LICENSEE prior to disclosure thereof by HAYNES ENTERPRISES; (iv) was lawfully disclosed to LICENSEE by a third party which was not under an obligation of confidence to HAYNES ENTERPRISES with respect thereto; (v) which LICENSEE can reasonably demonstrate was independently developed by LICENSEE without use of the Subject Technology; or (vi) which LICENSEE shall be compelled to disclose by law or legal process. The foregoing obligation of confidentiality shall survive termination of this Agreement.

13.3 Indemnity. Each Party shall notify the other of any claim, lawsuit or other proceeding related to the Subject Technology. Subject to the following sentence, LICENSEE agrees that it will defend, indemnify and hold harmless HAYNES ENTERPRISES, its faculty members, scientists, researchers, employees, officers, trustees, directors, and agents and each of them (the "Indemnified Parties"), from and against any and all claims, causes of action, lawsuits or other proceedings filed or otherwise instituted against any of the Indemnified Parties related directly or indirectly to or arising out of the design, process, manufacture, or use by any person or party of the Subject Technology, the Licensed Products or any other embodiment of the Subject Technology even though such claims, causes of action, lawsuits or other proceedings and the costs (including attorney's fees) related thereto result in whole or in part from the negligence of any of the Indemnified Parties. Notwithstanding any provisions herein to the contrary, HAYNES ENTERPRISES shall indemnify LICENSEE for any claims for injuries to persons or property damage which occur on HAYNES ENTERPRISES premises or premises under the exclusive control of HAYNES ENTERPRISES. LICENSEE will also assume responsibility for all costs and expenses related to such claims and lawsuits for which it is obligated to indemnify the Indemnified Parties pursuant to this Paragraph 13.3, including, but not limited to, the payment of all reasonable attorneys' fees and costs of litigation or other defense.

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13.4 Insurance. LICENSEE intends, for so long as LICENSEE distributes, uses or sells any Licensed Product(s), to maintain in full force and effect policies of
(i) worker's compensation and/or employers' liability insurance within statutory limits, (ii) general liability insurance (with broad form general liability endorsement) with limits of not less than five million dollars ($5,000,000) per occurrence with no annual aggregate and (iii) products liability insurance, with limits of not less than five million dollars ($5,000,000) per occurrence with no annual aggregate. Such coverage(s) shall be purchased from a carrier or carriers deemed acceptable to HAYNES ENTERPRISES with no annual aggregate and shall name HAYNES ENTERPRISES as an additional insured. Upon request by HAYNES ENTERPRISES, LICENSEE shall provide to HAYNES ENTERPRISES copies of said policies of insurance. These policies are not presently held by LICENSEE and LICENSEE will purchase such policies upon receiving its final trance of funding in 2004.

13.5 HAYNES ENTERPRISES's Disclaimers. Neither HAYNES ENTERPRISES, nor any of its faculty members, researchers, trustees, officers, employees, directors, or agents assume any responsibility for the manufacture, product specifications, sale or use of the Subject Technology or the Licensed Products which are manufactured by or sold by LICENSEE.

13.6 Independent Contractors. The Parties hereby acknowledge and agree that each is an independent contractor and that neither Party shall be considered to be the agent, representative, master or servant of the other Party for any purpose whatsoever, and that neither Party has any authority to enter into a contract, to assume any obligation or to give warranties or representations on behalf of the other Party. Nothing in this relationship shall be construed to create a relationship of joint venture, partnership, fiduciary or other similar relationship between the Parties.

13.7 DISCLAIMER OF WARRANTY. THE COLLEGE MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESSED OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF FITNESS OR MERCHANTABILITY, REGARDING OR WITH RESPECT TO THE SUBJECT TECHNOLOGY OR LICENSED PRODUCTS AND THE COLLEGE MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESSED OR IMPLIED, OF THE PATENTABILITY OF THE SUBJECT TECHNOLOGY OR LICENSED PRODUCTS OR OF THE ENFORCEABILITY OF ANY PATENTS ISSUING THEREUPON , IF ANY, OR THAT THE SUBJECT TECHNOLOGY OR LICENSED PRODUCTS ARE OR SHALL BE FREE FROM INFRINGEMENT OF ANY PATENT OR OTHER RIGHTS OF THIRD PARTIES.

13.8 Non-Waiver. The Parties covenant and agree that if a Party fails or neglects for any reason to take advantage of any of the terms provided for the termination of this Agreement or if a Party, having the right to declare this Agreement terminated, shall fail to do so, any such failure or neglect by such Party shall not be a waiver or be deemed or be construed to be a waiver of any cause for the termination of this Agreement subsequently arising, or as a waiver of any of the terms, covenants or conditions of this Agreement or of the performance thereof. None of the terms, covenants and conditions of this Agreement may be waived by a Party except by its written consent.

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13.9 Reformation. All Parties hereby agree that neither Party intends to violate any public policy, statutory or common law, rule, regulation, treaty or decision of any government agency or executive body thereof of any country or community or association of countries; that if any word, sentence, paragraph or clause or combination thereof of this Agreement is found, by a court or executive body with judicial powers having jurisdiction over this Agreement or any of its Parties hereto, in a final unappealed order to be in violation of any such provision in any country or community or association of countries, such words, sentences, paragraphs or clauses or combination shall be inoperative in such country or community or association of countries, and the remainder of this Agreement shall remain binding upon the Parties hereto.

13.10 Force Majeure. No liability hereunder shall result to a Party by reason of delay in performance caused by force majeure, that is circumstances beyond the reasonable control of the Party, including, without limitation, acts of God, fire, flood, war, civil unrest, labor unrest, or shortage of or inability to obtain material or equipment.

13.11 Entire Agreement. The terms and conditions herein constitute the entire agreement between the Parties and shall supersede all previous agreements, either oral or written, between the Parties hereto with respect to the subject matter hereof. No agreement or understanding bearing on this Agreement shall be binding upon either Party hereto unless it shall be in writing and signed by the duly authorized officer or representative of each of the Parties and shall expressly refer to this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement in multiple originals by their duly authorized officers and representatives on the respective dates shown below, but effective as of the Agreement Date.

LICENSEE:  Redox Technology Corp.

Name: Clifton Douglas

/s/ Clifton Douglas
Title: Chief Financial Officer

Date:_____________________


LICENSOR:  Haynes Enterprises, Inc.

Name: Bryan Haynes

/s/ Bryan Haynes
Title: President

Date:_____________________